NEWCOURT LANDFILL REMODELING GROUP

MAY 2, 1997

             AN IMPORTANT MESSAGE TO THE SHAREHOLDERS
                                OF
                   BIOSAFE INTERNATIONAL, INC.

Dear Fellow Shareholder:

The BioSafe Special Meeting of Shareholders, originally scheduled for February 14th, was adjourned to February 28th because management's reincorporation proposal didn't get the support it needed to be enacted. Then it was adjourned AGAIN, to March 21st, for the same reason. And AGAIN, to April 18th. And NOW AGAIN to May 30th. You would think that BioSafe management would get the message:

The shareholders of BioSafe International do not want the reincorporation proposal -- with its hidden anti-takeover provisions - passed.

The shareholders of BioSafe International believe that the Board of Directors should be held directly accountable for the results it produces, and that it should be made to stand for election annually, not over the three-year span called for in the reincorporation proposal.

The Shareholders of BioSafe do not want to give current management, with its dismal performance record, the many other entrenchment protections buried in the reincorporation proposal.

After four adjournments, you would think the shareholders' intent would be crystal clear. But management persists, apparently hoping that the lack of support so convincingly demonstrated so far is a fluke, a missed communication somewhere along the line. We believe they need to be convinced, need to be shown once and for all what BioSafe's shareholders think of a management which has presided over a 93% plunge in the market value of the Company; of the professional leadership and business acumen that had the price of your shares plummet from $4 a year ago to under $.29 today. YOU CAN SEND THEM A CLEAR MESSAGE BY VOTING AGAINST THE REINCORPORATION PROPOSAL TODAY. Please sign, date and return the enclosed green proxy in the postage-paid envelope at your earliest convenience.

If you have any questions on any aspect of this matter, please feel free to contact either Dr. Rosen or Doug Cohen at 617/497-1200.

Thank you for your support.

Cordially yours,

Newcourt Landfill Remodeling Group

By: /s/ Dr. Richard II. Rosen




Additional Disclosure:
----------------------

Dr. Rosen has in the past considered and continues to consider various courses of action with respect to his investment. Such actions might include, but not be limited to any or all of the following: selling all or a portion of his position in the company's common stock, accumulating a larger position; making an offer to purchase additional shares of the company's common stock; seeking representation on and/or control of the company's Board of Directors by proposing nominees for election to the Board at the company's Annual Meeting or otherwise, and seeking to replace current management either through negotiation or otherwise.

D.F. King & Co. has been retained to assist in the solicitation of proxies for a fee of $15,000 and reimbursement of out-of-pocket expenses not expected to exceed $5,000.

<Letterhead of Newcourt Landfill Remodeling Group appears here, 55 Cambridge
Street, Burlington, MA 01803, tel.: 617/497-1200, fax.: 617/497-0702